February 10, 1997							Exhibit 10.2



Mr. Joseph P. Kearney
President and CEO
U.S. Generating Company
7500 Old Georgetown Road
Bethesda, MD 20814-6161

Dear Joe:

On behalf of PG&E Corporation, I am pleased to modify our January
24, 1997, invitation to you to join our organization as president and chief executive officer of U.S. Generating Company and senior vice president of PG&E Corporation, reporting to me.

This position will commence on completion of our purchase of Bechtel's interests in U. S. Generating (USGen). We have opened discussions with Bechtel on this and are optimistic that we can achieve this objective expeditiously.

Your initial target annual total compensation is calculated to be $1,313,295, and includes the following:

1. Annual base salary of $400,000 ($33,333.33 monthly) subject to possible increases through our Merit Review Plan.

2. Target annual bonus of $180,000 which equals 45% of your salary under the annual Incentive Plan. Your actual bonus dollars can range from $0 to $360,000, based on your performance relative to established goals.

3.  Annual award of 5,000 performance units under PG&E's
Performance Unit Plan (PUP). The value of these units is tied to the price of the corporation's common stock. The estimated value of this award is $100,000 based on present value of $20.00 per share.

4. A stock option grant of 8,500 shares of common stock with dividend equivalents. The estimated value of this award is $61,795 based on a present value of $7.27 per share.

5. A stock option grant of 200,000 shares of common stock without dividend equivalents. The estimated value of this award is $556,000 based on a present value of $2.78 per share.

6.  Annual perquisite allowance of $15,500.

7. Participation in health and welfare benefit plans comparable to your current plans.

8.  Participation in PG&E Enterprises Supplemental Executive
Retirement Plan with credited service back to your date of hire at USGen.
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9.  Participation in PG&E's Deferred Compensation Plan.

10.  Four weeks of paid vacation per year.

As we have discussed, some of these compensation elements, as well as election as an officer of PG&E Corporation, are subject to Board of Directors approval.

We have discussed the mechanism for resolving LTI and the net payment due on change of control as a way of dealing with any amount you would have received under paragraph 3(a) or 3(b) of the unexecuted October 28, 1996, draft Release Agreement and Amendment of Amended and Restated Employment Agreement. Attached is an illustration of how we understand that calculation would be made.

Joe, Stan and I are really looking forward to your joining PG&E Corporation's top management team. With you as part of the team, we will be making the key decisions to consolidate the gas and electric wholesale commodity marketing parts of the several businesses in the PG&E Corporation family of Companies. As we have discussed, these are exciting times in our business and we are going forward with the vision, the resources and the team to be successful. We want you on this team.

I am very pleased to extend this offer to you and hope you will find it acceptable. We hope to present this recommendation to the Board at its next meeting. For that reason, we would appreciate a response no later than February 11, 1997.

Sincerely,



ROBERT D. GLYNN, JR.

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U.S. Generating Company
Approximate Kearney Payout Calculation
USGen & LTI Valuations as of 7/1/96
($ in millions)




                                                         Case 1
                                                       ---------

Project Value (1)                                         [*]
Less:

  Prior Costs minus Prior Distributions (2)		  [*]
  Contingent Equity Costs (3)                             [*]
  Opportunity Costs (4)                                   [*]
                                                        -------

    Costs Net of Distributions                            [*]

Valuation before tax                                    $ [*]

Tax Payment on Sale (5):

Project Value				   [*]
USGen Tax Basis (6)			   [*]
Taxable Income				   [*]
Income Tax Rate                            [*]            [*]
                                                       --------
  After Tax Value                                       $ [*]

Kearney's Gross Payment                    5%           $ [*]

Less:
  Previous LTI Payments (7):
    Paid in August 1996, under new LTI     [*]
    Payments under previous LTI Program    [*]
                                       ----------
                                                          [*]
                                                        -------

Payment on Sale                                         $ [*]
                                                        =======

Remaining estimated LTI payment (7) & (8)                 [*]
                                                        -------

Payment on Sale less future vested
  LTI payment                                           $ [*]
                                                        =======


Notes:  See attached for explanation of notes

*	Confidential treatment of omitted information has been requested.
	Omitted information has been filed separately with the Commission.
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U.S. Generating Company
Approximate Kearney Payout Calculation
USGen & LTI Valuations as of 7/1/96


Notes Explaining Kearney's Payout Calculation

(1) Project Value would be a result of the transaction between PG&E and Bechtel. For this illustration, Project Value represents the potential sales/market value of USGen that Morgan Stanley and Goldman Sachs were required to calculate for the Leopard and LTI valuations as of June 30, 1996. Goldman Sachs' valuation of the projects for LTI purposes was $[*]. Morgan Stanley's market valuation was $[*]; which included additional tax benefits a buyer could realize from a tax basis step-up.

(2) Present Value of project cash inflows and outflows at a [*]% cost of equity capital (assumed blended trigger rate).

(3) Contingent Equity Costs - [*]% charged on outstanding balance, then PV adjusted at project's trigger rate.

(4) Opportunity Costs - outstanding balance charged at projects trigger rate less cash reinvestment rate.

(5) The contract states that in the event of a sale, the valuation amount used to calculate Kearney's payment will be reduced by any income taxes that PG&EE and Bechtel would have been required to pay if the sales proceeds had actually been realized. For purposes of this calculation, Kearny % will be subtracted from Project Value for tax calculation purposes.

(6) USGen Tax Basis is calculated using PG&EE's and Bechtel's equity investment in the each project partnership which amount is increased by partnership taxable earnings but decreased by partnership tax losses and cash distributions. USGen's low tax basis is a result of projects having high tax depreciation deductions in early years that PG&E has been able to deduct when calculating its federal and state income taxes.

(7) Section 3(d) of the proposed and unsigned revised Kearney's employment agreement requires the payment to be reduced by previous LTI payments. LTI payments have been made under two different LTI programs: The first LTI plan was approved by the PG&EE Board in November, 1993, and was effective for years 1989 through 1994. The second LTI plan, called the U.S. Generating Company Value Creation Incentive Plan, was approved by the PG&EE Board on November 16, 1995, and is effective for years 1995 through 1999. Three payments are to be made which are prorated over the 5 year period. The first payment was for the value created from January 1, 1995 through June 30, 1996, at 40% of the total value created, the second payment is due December 31, 1997 at 70% of the total value created and the final 100% payment is due on December 31, 1999.

(8) Remaining estimated payout under the current USGen Value Creation program from July 1, 1996 through December 31, 1999, which amount is to be fully vested and redeemed upon change of control of the company.

*	Confidential treatment of omitted information has been requested.
	Omitted information has been filed separately with the Commission.

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